Exhibit 10.1

THIRD ADDENDUM TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD ADDENDUM to the Amended and Restated Employment Agreement (as amended, the “Agreement”) that was effective as of January 1, 2008, as amended on February 25, 2010, June 22, 2018 and December 29, 2018, among David A. Brandon (the “Executive”) and Domino’s Pizza, Inc. (the “Company”), Domino’s, Inc. (“DI”) and Domino’s Pizza LLC (“DPLLC” and together with DI, the “Principal Subsidiaries”) is executed among the Company, the Principal Subsidiaries and the Executive, and is effective as of January 30, 2020 (this “Addendum”).

Recitals

WHEREAS, the parties desire to amend certain obligations contained in the Employment Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, and in the Agreement, the parties hereto agree as follows.

Addendum

1. The defined terms set forth in the Agreement and Recitals above are incorporated by reference in this Addendum.

2. Appendix A is hereby deleted in its entirety and replaced with the following:

The Payment described in Section 4.5.3 of the Employment Agreement will be based on the annual cost of (a) Medicare supplemental coverage (inclusive of Part B premiums) elected by the Executive, (b) individual market coverage (for clarification purposes, this shall include medical insurance coverage, prescription medicine coverage, dental insurance coverage and vision insurance coverage) elected by the Executive’s spouse, and once she becomes Medicare-eligible, the cost of her Medicare supplemental coverage, (c) the cost of the annual membership fee to join a physician group, described at times as “concierge medicine” or “membership medicine,” (d) seventy-five percent (75%) of the out-of-pocket costs not covered by the policies contemplated under (a) and (b) (including but not limited to deductibles, copayments and coinsurance for those items covered by a medical, prescription drug, dental or vision plan) as well as other health care expenses for services that are medically necessary but are excluded from coverage by the individual market plan or by Medicare (inclusive of medical, prescription drug, dental or vision expenses) (for the avoidance of doubt, the Executive or Executive’s spouse shall pay the remaining twenty-five percent (25%) of such costs), and (e) the cost of any third-party resource retained by the Executive and/or the Executive’s spouse to assist them in reviewing, evaluating and securing such healthcare coverage and to manage payments and act as advocates on claims for the Executive and/or the Executive’s spouse; provided, that in no event shall the amount of the Payment by the Company exceed $150,000 per year, subject to the increase for inflation described below. For item (d) above, health care expenses that are excluded from coverage by the individual market plan or by Medicare should be substantiated with an explanation of benefits (EOB) or other document from the insurer stating the expense is not covered under the terms of the applicable plan, where possible without negative impact to the Executive or spouse. Starting for calendar 2023, such $150,000 Payment limit shall be increased automatically by three percent (3%) once for every five (5) year period that the Payment is in effect for the Executive and/or the Executive’s Spouse.

By October 15th of each year, the Executive and/or his spouse shall notify the Company of the coverage they have elected for the following year or request the assistance of the Company resource in choosing such coverage. The Company will then make the payment of the Payment in two installments. The first installment, which will equal to the annual cost of the items described in subsections (a), (b), (c) and (e) above, will be made by February 1st of each year, provided that the Executive and/or his spouse have provided documentation of such expenses by January 10th of that year. If receipt of such documentation is delayed, the first installment of the Payment will be equally delayed. The second installment of the Payment will cover any expenses covered under subsection (d) above and will be paid by the Company on or before December 31st of each year provided that the Executive or his spouse has delivered supporting documentation (including an Explanation of Benefits from Medicare or the individual market coverage as well as the document showing the substantiation described above) of such expenses on or before December 1st of that year. Again, if receipt of such documentation is delayed, the second installment of the Payment will be equally delayed. The Company will issue a Form 1099 to the Executive and/or his spouse on an annual basis covering the Payment made during each calendar year.

Receipt of the Payment is not conditioned on the Executive and his spouse agreeing to use the Payment to purchase health insurance or certifying or substantiating that they have done so. The amount of the Payment for any year shall not affect the amount of the Payment for a subsequent year, and the right to payment of the Payment shall not be subject to liquidation or exchange for any other benefit.

3. Any provisions in the Agreement not revised herein shall remain in full force and effect.

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IN WITNESS WHEREOF, this Addendum has been executed on behalf of the Company and the Principal Subsidiaries by their respective duly authorized representatives and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA, INC.

	By:	/s/ Richard E. Allison, Jr.
Name: Richard E. Allison, Jr.
Title: Chief Executive Officer

PRINCIPAL SUBSIDIARIES:	DOMINO’S, INC.

	By:	/s/ Richard E. Allison, Jr.
Name: Richard E. Allison, Jr.
Title: Chief Executive Officer

DOMINO’S PIZZA LLC

By:	/s/ Richard E. Allison, Jr
Name: Richard E. Allison, Jr.
Title: Chief Executive Officer

THE EXECUTIVE:	By:	/s/ David A. Brandon
Name: David A. Brandon

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